Exhibit 99.1

PRESS RELEASE

CSG International Expands and Extends Relationship

with Charter Four More Years

Long-Term Partnership Supports Charter’s Continued Growth

ENGLEWOOD, Colo. (July 19, 2017) — CSG Systems International, Inc. (NASDAQ: CSGS), the trusted global partner to launch and monetize digital services, today announced that it will expand and extend its agreement with Charter Communications (NASDAQ: CHTR) through December 31, 2021.

Charter is a leading broadband communications company and the second largest cable operator in the United States.  In 2016, the company merged with Time Warner Cable and Bright House Networks, creating a single entity, Spectrum, under the Charter umbrella.  CSG’s contract extension with Charter streamlines all existing billing and customer care contracts with Time Warner and Bright House into a single Charter contract. Under the new contract, CSG will continue to provide a comprehensive set of customer care and billing solutions.  In addition, Charter will deploy CSG Workforce Express for field service management, scheduling, dispatch, automation and mobile technician support.

“Charter continues to expand its award-winning Spectrum brand by rapidly bringing innovative, consumer friendly solutions to market,” said Mike Ciszek, Senior Vice President, Billing Strategy and Operations for Charter Communications.  “Charter has successfully partnered with CSG for more than 20 years in our pursuit of delivering an exceptional customer experience to our consumers and we are pleased to extend and expand our relationship.”

“CSG is proud of earning the right to broadly serve Charter as they deliver an exceptional customer experience with every single Spectrum interaction,” said Brian Shepherd, president of Broadband, Cable and Satellite for CSG International. “CSG’s people, products and investments are focused on enabling companies like Charter to deliver innovative products and services and a personalized and relevant customer experience.   We have an unwavering commitment to help our clients not only compete, but thrive in this fiercely competitive and dynamic marketplace.”

About CSG International

CSG International (NASDAQ: CSGS) is the trusted global partner to help clients launch and monetize communications and entertainment services in the digital age. Leveraging 30 years of experience and expertise in voice, video, data and content services, CSG delivers market-leading revenue management and customer interaction solutions in licensed and managed service models.  The company drives business transformation initiatives for the majority of the top 100 global communications service providers, including AT&T, Charter Communications, Comcast, DISH, ESPN, Media-Saturn, Orange, Reliance, SingTel Optus, Telefonica, Telstra, Vodafone, Vivo and Verizon. For more information, visit our website at www.csgi.com.

Elise Brassell

Public Relations

CSG International

+1 (303) 804-4962

Elise.brassell@csgi.com

Liz Bauer

Investor Relations

CSG International

+1 (303) 804-4065

Liz.bauer@csgi.com